Exhibit 23.1

www.kpmg.fr
KPMG Audit Tour EQHO 2 Avenue Gambetta CS 60055 92066 Paris La Défense Cedex France	Téléphone : +33 (0)1 55 68 68 68 Télécopie : +33 (0)1 55 68 73 00 Site internet : www.kpmg.fr	Téléphone : +33 (0)1 55 68 86 66 Télécopie : +33 (0)1 55 68 98 29 Site internet : www.kpmg.fr

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Talend S.A.

We consent to the incorporation by reference in this post-effective amendment No. 1 to the registration statement on Form S-8 No. 333-222359 and No. 333-227200 of Talend S.A. of our reports dated February 28,  2019, with respect to the consolidated statements of financial position of Talend S.A. as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 2018,  and the related notes and financial statement schedule presented in Item 15 of the December 31, 2018 Annual Report on Form 10-K of Talend S.A. (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018,  which reports appear in the December 31, 2018 Annual Report on Form 10-K of Talend S.A. incorporated by reference in this registration statement on Form S-8.

Our report dated February 28, 2019, on the consolidated financial statements, refers to the change in Talend S.A.’s method of accounting for revenue recognition in 2018, due to the adoption of ASC Topic 606, Revenue from Contracts with Customers, as amended.

Our report dated February 28, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that Talend S.A. acquired Stitch Inc. in November 2018, and that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Stitch Inc.’s internal control over financial reporting associated with total assets of $2.3 million  (excluding goodwill and intangibles which are included within the scope of the assessment) and total revenues of $0.6 million included in the consolidated financial statements of Talend S.A. as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of Talend S.A. also excluded an evaluation of the internal control over financial reporting of Stitch Inc.

Paris La Défense, France

August 29, 2019

KPMG S.A.

/s/ Jacques Pierre

Partner

KPMG S.A. Société française membre du réseau KPMG Constitué de cabinets indépendants adhérents de KPMG International Cooperative, une entité de droit suisse

Société anonyme d’expertise

comptable et de commissariat

aux comptes à directoire et

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Inscrite au Tableau de l’Ordre à

Paris sous le n° 14-30080101

et à la Compagnie Régionale des

Commissaires aux comptes de

Versailles

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